Exhibit 99.2

                                                    MobilePro Corp
                                                    6701 Democracy Blvd.
                                                    Suite 300
                                                    Bethesda, MD 20817

                                                    Davel Communications, Inc.
                                                    200 Public Square, Suite 700
                                                    Cleveland, Ohio 44114


JOINT PRESS RELEASE
FOR IMMEDIATE RELEASE
---------------------

                      MobilePro Completes Davel Transaction

             MobilePro 2005 Revenue Expected to be Over $100 Million

Bethesda, MD, November 15, 2004 - MobilePro Corp. (OTCBB: MOBL) and Davel Communications, Inc. (OTCBB: DAVL) announced today that the transaction provided for under the previously announced agreement with the secured creditors of Davel has closed. In connection with the transaction, MobilePro has acquired from Davel's former senior creditors 100% of Davel's senior secured debt and over 95% of Davel's issued and outstanding common stock.

The transaction is expected to add more than $50 million to MobilePro's annualized revenue and $.015 per share to its calendar 2005 earnings. In addition to the significant contribution to MobilePro's revenue and earnings, the acquisition includes some 41,000 payphones at over 25,000 locations in 45 states and the District of Columbia, providing MobilePro with a major real estate platform as a base for building a national wireless telecommunications network.

A Greenwich, CT-based hedge fund provided mezzanine debt financing to MobilePro with respect to the transaction. The debt is not convertible into equity. The hedge fund also received 5.6 million warrants to purchase MobilePro common stock, with an exercise price of $.20 cents per share. The terms of the financing and the transaction will be disclosed in a Form 8-K filing with the Securities and Exchange Commission.

Jay Wright, MobilePro Chairman and CEO, said, "Today, MobilePro enters a new era with the realization of numerous milestones. We have achieved our goal of reaching $100 million in annualized revenue. We have significantly increased our expected cash flow from operations. We have added a powerful financial partner with the Connecticut-based hedge fund. We have solidified our nationwide telecommunications platform with a physical presence in nearly every state. We have strengthened our management with the addition of Woody McGee and his team at Davel. We have proven our ability to consummate a complex transaction with sophisticated sellers. We have strategically positioned MobilePro to be a leader in the deployment of Wi-Fi and Wi-Max equipment with our nationwide real estate footprint. We have achieved all this without new share issuance. In short, we believe that we have transformed the company into one that is stronger and better able to deliver significant value to our shareholders."

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Kevin Kuykendall, MobilePro group president of Telco Operations, said, "Davel's
25,000 locations not only enable us to roll out new wireless technologies, but they also are a launching pad for additional services such as local, long distance, Internet, VoIP and prepaid calling cards. Together with CloseCall America and our other acquisitions, Davel will enhance our revenue and earnings base and generate significant synergy and cross-selling opportunities, thus allowing us to drive organic revenue growth in 2005."

Woody McGee, President and Chief Executive Officer of Davel, said, " We are pleased to complete this strategic transaction and look forward to enhancing MobilePro's penetration into the markets that we serve. I see significant opportunity for Davel and its customer base. We are excited to be working with Jay and Kevin."


About MobilePro Corp.
MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD with operations in Hurst, Houston, Dallas and Beaumont TX; Coshocton, OH; Kansas City, KS; Janesville, WI; Detroit, MI; Tucson, AZ; Stevensville, MD; and Shreveport, LA. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries. With the closing of the Davel transaction, MobilePro has announced closed deals with cumulative expected 2005 calendar revenue of more than $101 million.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/MobilePro/profile.html

About Davel Communications, Inc.

Founded in 1979, Davel is the largest independent provider of pay telephones and related services in the United States with operations in 45 states and the District of Columbia. Davel serves a wide array of customers operating principally in the shopping center, hospitality, health care, convenience store, university, service station, retail and restaurant industries.


For more information, contact MobilePro CEO Jay Wright at (301) 315-9040 or by email at jwright22@closecall.com or Davel CEO Woody McGee at (216) 875-4335 or by email at wmcgee@davelcomm.com. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website http://www.MobileProcorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements including the company's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the company to alter its present business strategy, the company's ability to attract management capable of implementing the company's existing or future business strategy and the risk factors set forth in the company's SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.